Exhibit 99.1

Press Release

Company Contact:

Judy Dale

Sr. Director, Marketing Communications

Credence Systems Corporation

408.635.4309 or 408.635.4986 fax

E-mail: judy_dale@credence.com

Credence Appoints Lori Holland to Board of Directors

MILPITAS, California, September 21, 2004—Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design to production for the worldwide semiconductor industry, today announced the appointment of Lori Holland to its Board of Directors. Holland operates an independent consulting practice servicing Silicon Valley-based companies focused on the semiconductor and components manufacturing industry. As a member of the Credence Board, Holland’s responsibilities will include participation on the Company’s Audit Committee.

Holland brings to the position 22 years of diverse finance experience in CFO roles at companies including Bookham Technology, an optical components supplier to the telecommunications industry, Read-Rite, a manufacturer of components to the disc drive industry, Zaffire, a venture-backed optical systems supplier, and NeoMagic, an early-stage player in the graphic semiconductor market. Holland began her financial career as an auditor with Ernst & Young in Los Angeles and San Jose, CA.

“We are pleased to welcome Lori to our Board of Directors,” said Dr. Graham Siddall, Credence’s chairman and chief executive officer. “Her extensive background in the oversight of financial operations, human resources and general administrative functions will be an asset to Credence as we continue to execute our strategy for increasing shareholder value.”

Holland holds a B.S. in Economics from the California Polytechnic State University College of Business.

Holland joins a group of nine other members on the Credence Board: Dr. Graham J. Siddall, Chairman of the Board and Chief Executive Officer of Credence Systems Corporation; Ashok Belani, Vice Chairman of the Board; Rich Beyer, President, Chief Executive Officer and Director of Intersil Corporation; Henk J. Evenhuis, former Chief Financial Officer of Fair, Isaac and Company; Thomas R. Franz, Vice President and General Manager, Fab/Sort Manufacturing, Intel Corporation; Dipanjan Deb, Partner, Francisco Partners; Dr. William G. Howard Jr., former CTO of Motorola; Jon D. Tompkins, former Chairman of the Board and CEO of KLA-Tencor Corporation; and Bruce R. Wright, Senior Vice President of Finance, Chief Financial Officer, Secretary and Treasurer at Ultratech, Inc.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is the industry’s leading provider of design-to-test solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

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Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.